Exhibit 99.1

GENERAL MARITIME CORPORATION (GENERAL MARITIME)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 16, 2008, pursuant to an Agreement and Plan of Merger and Amalgamation, dated as of August 5, 2008, by and among the General Maritime Corporation (the “Company” or “General Maritime”), Arlington Tankers Ltd. (“Arlington”), Archer Amalgamation Limited (“Amalgamation Sub”), Galileo Merger Corporation (“Merger Sub”) and General Maritime Subsidiary Corporation (formerly General Maritime Corporation) (“General Maritime Subsidiary”), Merger Sub merged with and into General Maritime Subsidiary, with General Maritime Subsidiary continuing as the surviving entity (the “Merger”), and Amalgamation Sub amalgamated with Arlington (the “Amalgamation” and, together with the Merger, collectively, the “Arlington Combination”).  Pursuant to the Merger Agreement, and as a result of the Arlington Combination, General Maritime Subsidiary and Arlington each became a wholly-owned subsidiary of Galileo Holding, and the name of Galileo Holding was changed to “General Maritime Corporation”. Immediately prior to the Arlington Combination, the equity of Galileo Holding was owned 73% by General Maritime Subsidiary and 27% by Arlington.

The unaudited pro forma condensed combined statement of income for the year ended December 31, 2008 reflects the Arlington Combination as if it had closed on January 1, 2008.

The following unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with General Maritime’s audited consolidated financial statements and the related notes included in General Maritime’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 2, 2009, which is incorporated by reference herein.

The Arlington Combination has been accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations (“SFAS No. 141”). In accordance with this standard, General Maritime has concluded that General Maritime Subsidiary is the acquirer in the Arlington Combination for financial accounting purposes. General Maritime has considered the following factors which support this conclusion:

(1)	The entity issuing the share consideration in the Arlington Combination, General Maritime, was renamed “General Maritime Corporation.”

(2)
Six of the seven members of the General Maritime board of directors following the Arlington Combination were members of the General Maritime Subsidiary board of directors immediately prior to the Arlington Combination. As a result of the Arlington Combination, the General Maritime board of directors includes one new member, who was not previously on the General Maritime Subsidiary board of directors, who was designated by Arlington and accepted by General Maritime.

(3)	The members of General Maritime Subsidiary’s senior management group are continuing in similar leadership roles with General Maritime.

In accordance with U.S. GAAP, the cost of the Arlington Combination (see Note 2) has been allocated to the estimated fair value of Arlington’s identifiable assets and liabilities pursuant to the purchase method proscribed by SFAS 141. Pursuant to SFAS 141, the cost of the Arlington Combination is based on the market price of General Maritime Subsidiary common stock over a reasonable period of time before and after the terms of the Arlington Combination were agreed upon and announced, which we have determined to be the average closing price of General Maritime Subsidiary common stock for a period of two days before and two days after August 6, 2008 (the date on which the Arlington Combination was announced). Accordingly, the purchase price allocation and resulting pro forma adjustments have been made solely for the purpose of preparing the unaudited pro forma condensed combined financial statements.  As a consequence, the purchase price and the purchase price allocation are subject to revision.

As a result, under the purchase method of accounting, the total estimated consideration payable in the Arlington Combination, which is sometimes referred to as the merger consideration, calculated as described in Note 2 to these unaudited pro forma combined condensed financial statements, has been preliminarily allocated to Arlington’s net tangible and intangible assets acquired and liabilities assumed based on their estimated fair values without any excess recognized as goodwill. General Maritime’s management has made a preliminary allocation of the estimated merger consideration to the tangible and intangible assets acquired and liabilities assumed based on various preliminary estimates. Since these unaudited pro forma combined condensed financial statements have been prepared based on preliminary estimates of merger consideration and fair values attributable to the Arlington Combination, the actual amounts recorded for the Arlington Combination may differ from the information presented. The estimation and allocations of merger consideration are subject to change pending further review of the fair value of the assets acquired and liabilities assumed and actual transaction costs. A final determination of fair values will be based on the actual net tangible and intangible assets and liabilities of Arlington that existed on December 16, 2008, the date of completion of the Arlington Combination.

The unaudited pro forma combined condensed financial statements do not reflect future events that may occur after the Arlington Combination, including the potential realization of operating cost savings, general and administrative synergies or restructuring or other costs relating to the integration of the two companies, nor do they include any other non-recurring costs related to the Arlington Combination. The unaudited combined condensed pro forma financial statements were prepared in accordance with Article 11 of Regulation S-X of the SEC.

The unaudited pro forma information reflected in the unaudited pro forma combined condensed financial statements is provided for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have occurred if the Arlington Combination had been completed on January 1, 2008, nor are they necessarily indicative of the future operating results or financial position of General Maritime. In addition, the unaudited pro forma financial information does not purport to indicate the financial position or results of operations of any future date or any future period. The pro forma adjustments are preliminary, subject to change and are based upon available information and certain assumptions that General Maritime believes are reasonable on the date of this filing.

The accompanying unaudited pro forma combined condensed financial statements should be read in conjunction with the historical financial statements and the management’s discussion and analysis of each of General Maritime Subsidiary and Arlington contained in the filings described above, which are incorporated by reference in this filing.

GENERAL MARITIME CORPORATION (NEW GENERAL MARITIME)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2008
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	General Maritime Corporation Year ended December 31, 2008	Arlington Tankers Ltd. Period from January 1, 2008 to December 16, 2008	Pro Forma Adjustments		Unaudited Pro Forma Condensed Combined Statement of Income
			(Note 2)
VOYAGE REVENUES:
Voyage revenues	$326,068	$68,129			$394,197

OPERATING EXPENSES:
Voyage expenses	54,404	-			54,404
Direct vessel expenses	63,556	19,943	(1,001)	B	82,498
General and administrative	80,285	12,048			92,333
Depreciation and amortization	58,037	14,757	7,640	C	80,434
Loss on disposal of vessel equipment	804	-			804
Total operating expenses	257,086	46,748	6,639		310,473
OPERATING INCOME	68,982	21,381	(6,639)		83,724

OTHER EXPENSE:
Interest income	1,099	288			1,387
Interest expense	(29,388)	(13,173)			(42,561)
Other expense	(10,886)	(9,353)			(20,239)
Net other expense	(39,175)	(22,238)	-		(61,413)
NET INCOME	$29,807	$(857)	$(6,639)		$22,311

Basic earnings per common share	$0.76				$0.41
Diluted earnings per common share	$0.73				$0.40

Weighted average shares outstanding (a)
Basic	39,463,257				54,285,661
Diluted	40,561,633				55,384,037

(a ) The pro forma weighted average shares outstanding has been calculated based on the weighted number of shares of common stock outstanding during the period, adjusted to give effect to shares issued in the transaction as if such shares had been issued at the beginning of the period presented.

GENERAL MARITIME CORPORATION (GENERAL MARITIME)

Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)
(Amounts expressed in thousands of United States Dollars — except for share and per share data, unless otherwise stated)

Note 1 —	Description of transaction and basis of presentation:

On August 6, 2008, General Maritime Subsidiary and Arlington announced that they had entered into the Merger Agreement. On December 16, 2008, pursuant to the Merger Agreement, Merger Sub merged with and into General Maritime Subsidiary, with General Maritime Subsidiary continuing as the surviving entity, and Amalgamation Sub amalgamated with Arlington. Pursuant to the Merger Agreement, and as a result of the Arlington Combination, General Maritime Subsidiary and Arlington each became a wholly-owned subsidiary of Galileo Holding, and the name of Galileo Holding was changed to “General Maritime Corporation.”

Pro forma adjustments giving effect to the Arlington Combination have been reflected in the unaudited pro forma condensed combined statements of income computed assuming the Arlington Combination had been completed January 1, 2008 and are discussed in Note 2.

With respect to the pro forma adjustments related to the unaudited pro forma condensed combined statements of income, only adjustments that are expected to have a continuing effect on the combined financial statements are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any restructuring expenses, payments pursuant to change-of-control provisions or integration costs that were or that may be incurred as a result of the Arlington Combination.

Only adjustments that are directly attributable to the Arlington Combination, factually supportable and that can be estimated reliably are taken into consideration. For example, the unaudited pro forma condensed combined financial statements do not reflect any cost savings potentially realizable from the elimination of certain expenses or from potential synergies, if any. Additionally, no account has been given to the potential impact of the Arlington Combination on U.S. transportation tax on the revenues and earnings of General Maritime Subsidiary and Arlington that historically were not subject to such tax prior to the Effective Date, as such amounts cannot be reliably estimated. Prior to the Effective Date, General Maritime Subsidiary and Arlington historically did not record a tax provision because their income was earned in jurisdictions that did not impose taxes on international shipping income, and no such taxes are anticipated for General Maritime. As a result, General Maritime does not expect to recognize any deferred taxes on the difference between the carrying amounts and the fair values of Arlington’s identifiable assets and liabilities.

Note 2 —	Pro forma adjustments related to the Arlington Combination:

A. Description of transaction and basis of presentation

The Arlington Combination has been accounted for as a purchase under accounting principles generally accepted in the United States, with General Maritime Subsidiary deemed to be the acquirer for accounting purposes. Under the purchase method of accounting, the assets and liabilities of Arlington will be recorded as of the Effective Date, at their respective fair values. Under the terms of the Merger Agreement, each share of General Maritime Subsidiary common stock outstanding immediately prior to the effective time of the Merger, including shares of restricted common stock and shares granted under General Maritime Subsidiary’s stock plans, has been converted into the right to receive 1.34 shares of General Maritime common stock, and each Arlington common share outstanding immediately prior to the Amalgamation has been converted into the right to receive one share of General Maritime common stock. Giving effect to the fixed exchange ratio of 1.34 shares of General Maritime common stock for each share of General Maritime Subsidiary common stock, the 15,500,000 Arlington common shares outstanding immediately prior to the Amalgamation are equivalent to 11,567,164 shares of General Maritime Subsidiary common stock. The resulting purchase price, as well as the allocation of the excess consideration paid for the Arlington shares over the book value of Arlington’s net assets, is shown as follows:

Shares outstanding of Arlington	15,500,000
conversion factor	1.34

Equivalent shares in General Maritime	11,567,164
Average General Maritime closing share price *	$24.34
	$281,568	(1)
Estimated transaction costs (2)	$8,216

Cost of the Acquisition	$289,784

Book value of net assets acquired	(71,017)
Excess of purchase price over net assets acquired	$218,767

Allocation of excess of purchase price over net assets acquired:

Vessels (3)	$161,427
Goodwill	70,418
Unfavorable long-term time charters (4)	(17,838)
Advances for future drydocks (5)	4,760
$218,767

*
Represents the average closing stock price of General Maritime Subsidiary between August 4, 2008 and August 8, 2008, which encompasses the two business days before and after the Arlington Combination was announced on August 6, 2008.

(1)
As a result of the Arlington Combination, pursuant to the Merger Agreement, the former holders of the 31,323,758 shares of General Maritime Subsidiary common stock outstanding immediately prior to the effective time of the Merger are entitled to receive 41,973,836 shares of General Maritime common stock in exchange therefor (or 10,650,078 incremental shares). The resulting effect on the allocation of the equity issued by General Maritime for the Arlington common shares is as follows:

Equity issued to effect merger	$281,568
Less: Equity of Arlington acquired	(71,017)
Additional equity to be recognized	210,551
Less: Par value of incremental shares issued by New Parent at $0.01 per share	(107)
Additional paid-in capital	$210,444

(2)
These costs represent fees and costs incurred by General Maritime that are directly related to consummating the Arlington Combination, which mainly refer to fees payable to investment bankers, attorneys, accountants, printing and filing costs. In total, General Maritime Subsidiary and Arlington expect to incur approximately $8 million and $10 million, respectively, in fees and costs associated with consummating the Arlington Combination.

(3)	The amount indicates the estimated fair value of Arlington’s fleet.

(4)
The amount relates to the liability arising from the fair value of Arlington’s leases and time charter contracts (“charters assumed”) that were assumed by General Maritime upon consummation of the Arlington Combination. Fair value is determined by reference to market data. The estimated amounts reflected as a liability are based on the difference between the current fair value of charters with similar characteristics as the charters assumed and the net present value of future contractual cash flows from the charter contracts assumed. Such liabilities are amortized as an increase in revenue over the period of the charters assumed. Remaining contractual lives of the charters assumed range from 35 to 61 months.

(5)
The amount relates to Arlington’s technical management contracts. Payments under these contracts represent prepayments for drydockings to be performed in the future. In addition, the amount includes an asset arising from the fair value of Arlington’s technical management agreement which was assumed by General Maritime upon consummation of the Arlington Combination. Fair value is determined by reference to market data. The estimated amounts reflected as an asset are based on the difference between the current fair value of technical management agreements with similar characteristics as the technical management contracts assumed and the net present value of the future contractual cash flows from the technical management contracts assumed. Such assets are amortized as an increase in depreciation and amortization over the period of the technical management contracts assumed. The remaining contractual lives of the technical management contracts assumed range from 35 to 61 months.

B.	To record the portion of the technical management contract for drydockings, which under General Maritime’s accounting policy represents a prepaid asset until the date a vessel is drydocked.

Arlington's historical direct vessel expense	$19,943
Arlington's historical direct vessel expense excluding provision for drydock	18,942
$1,001

C.
To record increased depreciation of vessels based on preliminary assigned fair values of the vessels using Arlington’s remaining estimated average useful life of 19 years and the reversal of the depreciation on the vessels’ carrying values:

Depreciation based on fair value of vessels	$22,397
Historical depreciation of vessels	14,757
$7,640